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                                                                    EXHIBIT 99.1

                            JAG Media Holdings, Inc.

For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com

           JAG Media Holdings, Inc. Announces Asset Purchase Agreement
                        To Acquire XeQute Solutions, Inc.

Boca Raton, FL, August 12, 2003 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today that it has entered into an asset purchase agreement pursuant to which it would acquire all of the assets and certain liabilities of XeQute Solutions, Inc., a wholly-owned subsidiary of Vertex Interactive, Inc. (OTCBB:VETX) based in Paramus, NJ. XeQute is a provider of supply chain management technologies and services, including enterprise software systems and applications, software/hardware maintenance services and consulting services, which enable its customers to more effectively manage their order, inventory and warehouse requirements.

"We are very excited about this proposed transaction with XeQute Solutions, Inc.", said Gary Valinoti, President & Chief Executive Officer of JAG Media. "We believe that XeQute's order management and other supply chain software business is in an excellent position to take advantage of what many believe will be an increase in IT spending over the next several years, creating excellent value for JAG Media's stockholders," continued Valinoti.

Nicholas Toms, CEO of Vertex Interactive and XeQute Solutions, Inc., said "We believe this will be a great transaction for both companies. JAG's position in the financial markets will provide an excellent infrastructure to raise the capital necessary for XeQute to benefit from the improving economy and opportunities now emerging in its key markets. A combination, we believe, should create a strong company with an excellent balance sheet in the supply chain software business. We look forward to working with Gary Valinoti and his team to make this a success for all our stockholders."

Under the terms of the asset purchase agreement the Company would establish a newly formed wholly owned subsidiary which would purchase the assets and assume certain liabilities of XeQute. Upon closing of the transaction, in consideration of the transfer of the assets and liabilities of XeQute as described above, the Company would pay $3.5 million to XeQute and issue shares of its Class A common stock to XeQute, which upon issuance would represent 54% of the Company's outstanding common stock on a fully diluted basis. Such shares will be subject to a post-closing lock-up provision restricting the shares from being registered for sale prior to twelve (12) months after the closing of the transaction.


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The closing of the transaction is subject to various conditions, including, among others, the parties agreeing upon various schedules to the asset purchase agreement, XeQute providing JAG Media with complete audited financial statements for the business of XeQute for the two fiscal years through September 30, 2003 and XeQute arranging an $8 million financing to be consummated at the closing. There is no assurance that the conditions to the proposed transaction will be met or, if met, that the transaction will be consummated.

Upon consummation of the transaction, the Company's current management team would resign from their positions as executive officers and directors of JAG Media Holdings but would continue to be involved as consultants or employees to our JAG Media LLC operating subsidiary. The transaction with XeQute would also trigger the change-in-control provisions in the existing employment agreements of the Company's current management team, resulting in the issuance of new options to acquire shares of the Company's stock and severance payments to such individuals.

Upon the closing of the transaction, the Company would also take various corporate actions, including an appropriate name change to better reflect the new overall business of the Company, the election of new XeQute nominees to the Board of Directors and a recapitalization pursuant to which the Company's Class A common stock and Series 1 Class B common stock will be exchanged for a new Series 4 Class B common stock on a one-for-one basis. The new Series 4 Class B shares shall be issued and traded in certificated form only, may not be registered in the name of a nominee such as Cede & Co. or The Depository Trust Company and at all times the name of the beneficial owner of such shares shall be reflected on the face of the certificate. The new Series 4 Class B shares would also reflect the new name of the Company and would have a new CUSIP number and ticker symbol.

The asset purchase agreement summarized above will be filed with the SEC as an exhibit to a Current Report on Form 8-K.

Any shares of JAG Media Holdings, Inc. to be offered and sold as contemplated herein will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of JAG Media Holdings, Inc. in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.


About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.

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About XeQute Solutions, Inc.

XeQute Solutions is a provider of supply chain management technology. XeQute offers a comprehensive range of software systems and tools, from point solutions to integrated end-to-end hardware and software solutions, for enterprise wide and collaborative supply chain optimization.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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